EXHIBIT 99.1

ProPetro Reports Financial Results for the Fourth Quarter and Full Year of 2023

MIDLAND, Texas, February 21, 2024, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the fourth quarter and full year of 2023.

Full Year 2023 Results and Highlights

- Revenue was $1.6 billion, a 27% increase over 2022.
- Net income increased significantly to $86 million as compared to $2 million in 2022.
- Adjusted EBITDA[(1)] was $404 million, a 28% increase over 2022.
- Repurchased and retired 5.8 million shares representing approximately 5.0% of our outstanding common stock since plan inception in May 2023.
- Deployed two **FORCE[SM]** electric hydraulic fracturing fleets operating under contract and expect two additional **FORCE[SM]** fleets to be deployed in the first half of 2024.
- The **FORCE[SM]** electric fleet deployments along with our Tier IV DGB Dual-fuel fleets will represent approximately 65% of our hydraulic fracturing capacity.
- Published our first **ProPetro ProEnergy ProPeople Sustainability Report** in October.
- Realized continued benefits from our optimization program which supported lower capital expenditures and our capital returns program in 2023 and is expected to support further reduced capital expenditures in 2024.
- Completed another accretive acquisition to expand our cementing services into the Delaware Basin.

Fourth Quarter 2023 Results and Highlights

- Revenue was $348 million compared to $424 million for the prior quarter.
- Net loss of $17 million, or $0.16 per diluted share, compared to net income of $35 million, or $0.31 per diluted share, for the prior quarter.
- Adjusted EBITDA[(1)] of $64 million compared to $108 million in the prior quarter.
- Effective utilization was 12.9 fleets compared to 15.5 fleets for the prior quarter.
- Completed the acquisition of Par Five Energy Services LLC ("Par Five"), a Permian Basin-focused provider of cementing services in the Delaware Basin.
- Repurchased and retired 1.6 million shares.
- Deployed our second **FORCE[SM]** electric hydraulic fracturing fleet under contract.

[(1)] *Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under "Non-GAAP Financial Measures."*

Sam Sledge, Chief Executive Officer, commented, "The fourth quarter proved to be more challenging than we had originally anticipated, largely due to additional deferred activity late in the quarter. However, despite the white space, which we attribute primarily to seasonality and customer budget exhaustion, we were able to continue to execute on our strategy through the acquisition of Par Five, the deployment of an additional **FORCE[SM]** electric fleet under contract, and continued capital returns through our share repurchase program. Thanks to the hard work of our team throughout 2023, we improved profitability, executed a disciplined approach to asset deployment, successfully pursued accretive growth, and employed a sustainable capital allocation plan. We have transformed ProPetro into a leading dual-fuel and electric frac provider with a complement of premium completion services, primarily offered in the

1

Permian Basin. We have advanced our strategy to industrialize our business, and are confident that ProPetro is well-positioned to continue to execute on value-creating opportunities in 2024 and beyond.” David Schorlemer, Chief Financial Officer, commented, “2023 was a remarkable year of progress for the Company. As we have previously noted, over the last two years, we invested over $1 billion to bring state- of-the-art technologies and completion services to ProPetro. These investments in dual-fuel conversions, electric frac technology, and the tremendous progress in our optimization program will lead to a sizeable decrease in capital spending and an improved operating expense profile going forward. We made these investments while repurchasing almost 6 million shares and protecting our liquidity and solid balance sheet. Our strategic execution coupled with the financial and operational discipline at ProPetro is working to create meaningful value for our customers and shareholders." Fourth Quarter 2023 Financial Summary Revenue was $348 million, compared to $424 million for the third quarter of 2023. The decrease in revenue is primarily attributable to our decreased hydraulic fracturing utilization caused by higher than expected seasonality, holiday, and customer budget exhaustion impacts. Cost of services, excluding depreciation and amortization of approximately $62 million, decreased to $261 million from $292 million during the third quarter of 2023. General and administrative expense of $28 million decreased from $29 million in the third quarter of 2023. General and administrative expense excluding non-recurring and non-cash stock-based compensation of $4 million and other non-recurring expenses of $2 million was $22 million, or 6% of revenue, which is flat compared to the third quarter of 2023. Net loss totaled $17 million, or $0.16 per diluted share, compared to net income of $35 million, or $0.31 per diluted share, for the third quarter of 2023. Net loss for the fourth quarter of 2023 includes $8 million of true-up depreciation related to changing the useful lives of certain equipment. Adjusted EBITDA decreased to $64 million from $108 million for the third quarter of 2023. The decrease in Adjusted EBITDA was primarily attributable to our decreased hydraulic fracturing utilization caused by higher than expected seasonality, holiday, and customer budget exhaustion impacts. Moreover, we elected to keep all fleets staffed despite the decreased utilization, in our anticipation of our customers resuming operations in early January 2024. Liquidity and Capital Spending As of December 31, 2023, we had cash and cash equivalents of $33 million and borrowings under our ABL Credit Facility were $45 million. Total liquidity at the end of the fourth quarter of 2023 was $134 million, which included cash and cash equivalents and $101 million of available borrowing capacity under our ABL Credit Facility. Capital expenditures incurred during the fourth quarter of 2023 were $39 million, the majority of which related to maintenance expenditures and support equipment for our FORCESM electric frac fleet offering. Net cash used in investing activities as shown on the statement of cash flows during the fourth quarter of 2023 was $71 million. Share Repurchases The Company repurchased and retired 5.8 million shares during 2023. During the fourth quarter of 2023, the Company repurchased and retired 1.6 million shares. Subsequent to year-end through February 16, 2024, the Company repurchased an additional 0.8 million shares, bringing the total repurchases to 6.6 2 EXHIBIT 99.1 million shares, representing approximately 6% of our outstanding common stock since plan inception in May 2023. Guidance and Recent Results ProPetro’s outlook for full year 2024 incurred capital expenditures is expected to be between $200 million and $250 million, a reduction compared to $310 million in 2023. The significant year-over-year reduction is a testament to ProPetro’s strategy of employing capital light assets, such as the FORCESM electric frac fleet, and optimizing our operational and maintenance performance to reduce the capital intensity in our business. Additionally, based on its current outlook for the first quarter of 2024, ProPetro anticipates frac fleet utilization of 14 to 15 fleets. Outlook Mr. Sledge, added, “As we proceed in 2024, we expect the service sector to remain bifurcated and that demand for top tier service providers like ProPetro will remain strong throughout the year. We have already seen our activity recover from the impacts we experienced in the fourth quarter of 2023. Additionally, we are on track to deploy our third and fourth FORCESM electric frac fleets in the first half of 2024. We believe electric equipment will play a significant role in ProPetro's future and are pleased to see strong demand for our FORCESM electric frac fleets and the commercial architecture under which they will be deployed." Mr. Sledge concluded, "To reiterate, despite the recent market slowdown, demand for our next generation offerings has not waned. Our strategy is designed to generate durable returns in the current low-to-no- growth market environment and through the cycle. As our dedicated blue-chip customers seek reliable completion services at competitive costs, ProPetro is uniquely positioned to provide quality service, a young, next generation equipment offering and operational density in the Permian. This differentiation continues to insulate ProPetro from some of the market inconsistency seen in other basins and in the spot market. As we continue to optimize our operations and industrialize our business, modernize our fleet, and seek opportunistic transactions in line with our commitment to disciplined capital deployment, we are confident in ProPetro’s ability to generate meaningful shareholder returns for years to come.” Conference Call Information The Company will host a conference call at 8:00 AM Central Time on February 21, 2024, to discuss financial and operating results for the fourth quarter of 2023. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 9777531. The Company has also posted the scripted remarks on its website. About ProPetro ProPetro Holding Corp. is a Midland, Texas-based provider of premium completion services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. We help bring reliable energy to the world. For more information visit www.propetroservices.com. 3 EXHIBIT 99.1

Forward-Looking Statements Except for historical information contained herein, the statements and information in this news release and discussion in the scripted remarks described above are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” "will," "should" and other expressions that are predictions of, or indicate, future events and trends or that do not relate to historical matters generally identify forward-looking statements. Our forward-looking statements include, among other matters, statements about the supply of and demand for hydrocarbons, our business strategy, industry, projected financial results and future financial performance, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures, the impact of such expenditures on our performance and capital programs, our fleet conversion strategy and our share repurchase program. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward- looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, the global macroeconomic uncertainty related to the conflict in the Israel-Gaza region and the Russia-Ukraine war, general economic conditions, including the impact of continued inflation, central bank policy actions, bank failures, and the risk of a global recession, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law. Investor Contacts: David Schorlemer Chief Financial Officer david.schorlemer@propetroservices.com 432-227-0864 Matt Augustine Director, Corporate Development and Investor Relations matt.augustine@propetroservices.com 432-219-7620 4 EXHIBIT 99.1

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Years Ended	
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
REVENUE - Service revenue	$ 347,776	$ 423,804	$ 348,924	$ 1,630,399	$ 1,279,701
COSTS AND EXPENSES					
Cost of services (exclusive of depreciation and amortization)	261,034	292,490	242,618	1,131,801	882,820
General and administrative (inclusive of stock-based compensation)	27,990	28,597	26,728	114,354	111,760
Depreciation and amortization [(1)]	62,152	53,769	43,475	180,886	128,108
Impairment expense	—	—	—	—	57,454
Loss on disposal of assets [(1)]	4,883	4,265	17,812	73,015	102,150
Total costs and expenses	356,059	379,121	330,633	1,500,056	1,282,292
OPERATING (LOSS) INCOME	(8,283)	44,683	18,291	130,343	(2,591)
OTHER (EXPENSE) INCOME:					
Interest expense	(2,292)	(1,169)	(565)	(5,308)	(1,605)
Other (expense) income	(7,784)	1,883	1,835	(9,533)	11,582
Total other (expense) income	(10,076)	714	1,270	(14,841)	9,977
(LOSS) INCOME BEFORE INCOME TAXES	(18,359)	45,397	19,561	115,502	7,386
INCOME TAX BENEFIT (EXPENSE)	1,250	(10,644)	(6,520)	(29,868)	(5,356)
NET (LOSS) INCOME	$ (17,109)	$ 34,753	$ 13,041	$ 85,634	$ 2,030
NET (LOSS) INCOME PER COMMON SHARE:					
Basic	$ (0.16)	$ 0.31	$ 0.12	$ 0.76	$ 0.02
Diluted	$ (0.16)	$ 0.31	$ 0.12	$ 0.76	$ 0.02
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:					
Basic	110,164	112,286	111,118	113,004	105,868
Diluted	110,164	112,698	111,988	113,416	106,939

NOTE: Cost of services in the periods prior to 2023 does not include the impact of expensing fluid ends.

(1) In connection with the review of our power ends estimated useful life, effective January 1, 2023, we are writing off the remaining book value of power ends that prematurely fail as accelerated depreciation. For the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, the write-off amounts pertaining to the remaining book value of prematurely failed power ends are included in depreciation and amounted to $6.0 million, $8.4 million and $9.1 million, respectively. The year ended December 31, 2022 reflects amounts as reported. In 2022, we wrote off the remaining book value of prematurely failed and disposed of power ends to loss on disposal of assets. To conform to prior year presentation, we have presented these write-off amounts within loss on disposal of assets for the year ended December 31, 2023. The amounts included in loss on disposal of assets in connection with premature failure of power ends during the years ended December 31, 2023 and 2022 were $38.7 million and $35.9 million, respectively.

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited) December 31, 2023 December 31, 2022 ASSETS CURRENT ASSETS: Cash, cash equivalents and restricted cash $ 33,354 $ 88,862 Accounts receivable - net of allowance for credit losses of $236 and $419, respectively 237,012 215,925 Inventories 17,705 5,034 Prepaid expenses 14,640 8,643 Short-term investment, net 7,745 10,283 Other current assets 353 38 Total current assets 310,809 328,785 PROPERTY AND EQUIPMENT - Net of accumulated depreciation 967,116 922,735 OPERATING LEASE RIGHT-OF-USE ASSETS 78,583 3,147 FINANCE LEASE RIGHT-OF-USE ASSETS 47,449 — OTHER NONCURRENT ASSETS: Goodwill 23,624 23,624 Intangible assets - net of amortization 50,615 56,345 Other noncurrent assets 2,116 1,150 Total other noncurrent assets 76,355 81,119 TOTAL ASSETS $ 1,480,312 $ 1,335,786 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable $ 161,441 $ 234,299 Accrued and other current liabilities 75,616 49,027 Operating lease liabilities 17,029 854 Finance lease liabilities 17,063 — Total current liabilities 271,149 284,180 DEFERRED INCOME TAXES 93,105 65,265 LONG-TERM DEBT 45,000 30,000 NONCURRENT OPERATING LEASE LIABILITIES 38,600 2,308 NONCURRENT FINANCE LEASE LIABILITIES 30,886 — OTHER LONG-TERM LIABILITIES 3,180 — Total liabilities 481,920 381,753 COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY: Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively — — Common stock, $0.001 par value, 200,000,000 shares authorized, 109,483,281 and 114,515,008 shares issued and outstanding, respectively 109 114 Additional paid-in capital 929,249 970,519 Retained earnings (accumulated deficit) 69,034 (16,600) Total shareholders’ equity 998,392 954,033 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 1,480,312 $ 1,335,786 EXHIBIT 99.1

PROPETRO HOLDING CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Years Ended December 31, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES: Net income $ 85,634 $ 2,030 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 180,886 128,108 Impairment expense — 57,454 Deferred income tax expense (benefit) 27,840 4,213 Amortization of deferred debt issuance costs 359 785 Stock-based compensation 14,450 21,881 Provision for credit losses 34 202 Loss on disposal of assets 73,015 102,150 Unrealized loss on short-term investment 2,538 1,570 Non-cash income from settlement with equipment manufacturer — (2,668) Changes in operating assets and liabilities: Accounts receivable (12,408) (66,900) Other current assets (831) 354 Inventories (6,017) 124 Prepaid expenses (6,143) 743 Accounts payable (11,429) 27,428 Accrued and other current liabilities 26,431 22,602 Accrued interest 383 353 Net cash provided by operating activities 374,742 300,429 CASH FLOWS FROM INVESTING ACTIVITIES: Capital expenditures (370,869) (319,683) Business acquisitions, net of cash acquired (22,215) (38,639) Proceeds from sale of assets 8,957 8,577 Net cash used in investing activities (384,127) (349,745) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from borrowings 30,000 30,000 Repayments of borrowings (15,000) — Payments of finance lease obligation (4,663) — Payment of debt issuance costs (1,179) (824) Proceeds from exercise of equity awards — 963 Tax withholdings paid for net settlement of equity awards (3,543) (3,879) Share repurchases (51,738) — Net cash (used in) provided by financing activities (46,123) 26,260 NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH (55,508) (23,056) CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of year 88,862 111,918 CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of year $ 33,354 $ 88,862 EXHIBIT 99.1

EXHIBIT 99.1

Reportable Segment Information

	Three Months Ended					
	December 31, 2023			September 30, 2023		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Service revenue	$ 347,776	$ —	$ 347,776	$ 423,804	$ —	$ 423,804
Adjusted EBITDA	$ 64,268	$ —	$ 64,268	$ 107,714	$ —	$ 107,714
Depreciation and amortization (1)	$ 62,152	$ —	$ 62,152	$ 53,769	$ —	$ 53,769
Operating lease expense on FORCE℠ fleets (3)	$ 4,310	$ —	$ 4,310	$ 777	$ —	$ 777
Capital expenditures	$ 38,536	$ —	$ 38,536	$ 59,081	$ —	$ 59,081

	Year Ended					
	December 31, 2023			December 31, 2022		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Service revenue	$ 1,630,399	$ —	$ 1,630,399	$ 1,266,261	$ 13,440	$ 1,279,701
Adjusted EBITDA	$ 403,960	$ —	$ 403,960	$ 318,051	$ (1,461)	$ 316,590
Depreciation and amortization (1)	$ 180,886	$ —	$ 180,886	$ 125,867	$ 2,241	$ 128,108
Impairment expense	$ —	$ —	$ —	$ 57,454	$ —	$ 57,454
Operating lease expense on FORCE℠ fleets (2)	$ 5,087	$ —	$ 5,087	$ —	$ —	$ —
Capital expenditures	$ 310,020	$ —	$ 310,020	$ 362,467	$ 2,849	$ 365,316
Goodwill	$ 23,624	$ —	$ 23,624	$ 23,624	$ —	$ 23,624
Total assets	$ 1,480,312	$ —	$ 1,480,312	$ 1,335,501	$ 285	$ 1,335,786

NOTE: Adjusted EBITDA in the periods prior to 2023 does not include the impact of expensing fluid ends.

(1) In connection with the review of our power ends estimated useful life, effective January 1, 2023, we are writing off the remaining book value of power ends that prematurely fail as accelerated depreciation. For the three months ended December 31, 2023 and September 30, 2023, the write-off amounts pertaining to the remaining book value of prematurely failed power ends are included in depreciation and amounted to $6.0 million, and $8.4 million, respectively. The year ended December 31, 2022 reflects amounts as reported. In 2022, we wrote off the remaining book value of prematurely failed and disposed of power ends to loss on disposal of assets. To conform to prior year presentation, we have presented these write-off amounts within loss on disposal of assets for the year ended December 31, 2023. The amounts included in loss on disposal of assets in connection with premature failure of power ends during the years ended December 31, 2023 and 2022 were $38.7 million and $35.9 million, respectively.

(2) Represents lease costs related to operating leases on our FORCE℠ electric-powered hydraulic fracturing fleets. This cost is recorded within cost of services in our condensed consolidated statements of operations. We did not have these leases in 2022.

Non-GAAP Financial Measures

We define EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense and (iii) income tax expense (benefit). We define Adjusted EBITDA as EBITDA, plus (i) loss (gain) on disposal of assets, (ii) stock-based compensation, (iii) other expense (income), (iv) other general and administrative expense (net) and (v) other unusual or nonrecurring expenses (income) such as impairment charges, retention bonuses, severance, costs related to asset acquisitions, insurance recoveries, one-time professional fees and legal settlements. We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities. Adjusted EBITDA and Free Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash provided by operating activities is the GAAP

EXHIBIT 99.1

measure most directly comparable to Free Cash Flow. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Free Cash Flow in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Free Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended					
	December 31, 2023			September 30, 2023		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Net (loss) income	$ (17,109)	$ —	$ (17,109)	$ 34,753	$ —	$ 34,753
Depreciation and amortization (1)	62,152	—	62,152	53,769	—	53,769
Interest expense	2,292	—	2,292	1,169	—	1,169
Income tax (benefit) expense	(1,250)	—	(1,250)	10,644	—	10,644
Loss on disposal of assets (1)	4,883	—	4,883	4,265	—	4,265
Impairment expense	—	—	—	—	—	—
Stock-based compensation	3,846	—	3,846	3,310	—	3,310
Other expense (income) (2)	7,784	—	7,784	(1,883)	—	(1,883)
Other general and administrative expense (3)	1,310	—	1,310	450	—	450
Retention bonus and severance expense	360	—	360	1,237	—	1,237
Adjusted EBITDA	$ 64,268	$ —	$ 64,268	$ 107,714	$ —	$ 107,714

	Year Ended					
	December 31, 2023			December 31, 2022		
(in thousands)	Completion Services	All Other	Total	Completion Services	All Other	Total
Net income (loss)	$ 85,634	$ —	$ 85,634	$ 19,754	$ (17,724)	$ 2,030
Depreciation and amortization (1)	180,886	—	180,886	125,867	2,241	128,108
Interest expense	5,308	—	5,308	1,605	—	1,605
Income tax expense	29,868	—	29,868	5,356	—	5,356
Loss on disposal of assets (1)	73,015	—	73,015	88,145	14,005	102,150
Impairment expense	—	—	—	57,454	—	57,454
Stock-based compensation	14,450	—	14,450	21,881	—	21,881
Other expense (income) (2)	9,533	—	9,533	(11,582)	—	(11,582)
Other general and administrative expense (3)	2,969	—	2,969	8,460	—	8,460
Retention bonus and severance expense	2,297	—	2,297	1,111	17	1,128
Adjusted EBITDA	$ 403,960	$ —	$ 403,960	$ 318,051	$ (1,461)	$ 316,590

NOTE: Adjusted EBITDA in the periods prior to 2023 does not include the impact of expensing fluid ends.

(1) In connection with the review of our power ends estimated useful life, effective January 1, 2023, we are writing off the remaining book value of power ends that prematurely fail as accelerated depreciation. For the three months ended December 31, 2023 and September 30, 2023, the write-off amounts pertaining to the remaining book value of prematurely failed power ends are included in depreciation and amounted to $6.0 million, and $8.4 million, respectively. The year ended December 31, 2022 reflects amounts as reported. In 2022, we wrote off the remaining book value of prematurely failed and disposed of power ends to loss on disposal of assets. To conform to prior year presentation, we have presented these write-off amounts within loss on disposal of assets for the year ended December 31, 2023. The amounts included in loss on disposal of assets in connection with premature failure of power ends during the years ended December 31, 2023 and 2022 were $38.7 million and $35.9 million, respectively.

(2) Other expense for the three months and the year ended December 31, 2023 includes settlement expenses resulting from routine audits and true-up health insurance costs of totaling approximately $7.4 million. Other expense for the three months ended December 31, 2023 also includes a $0.4 million unrealized loss on short-term investment. Other income for the three months ended September 30, 2023 includes a $1.8 million unrealized gain on short-term investment. Other expense for the year ended December 31, 2023 also includes a $2.5 million unrealized loss on short-term investment. Other expense for the year ended December 31, 2022 includes a $10.7 million net tax refund (net of advisory fees) received in March 2022 from the Texas Comptroller of Public Accounts in connection with limited sales, excise and use audit of the period July 1, 2015 through December 31, 2018, a $2.7 million non-cash income from fixed asset inventory received as part of a settlement of warranty claims with an equipment manufacturer, and a $1.6 million unrealized loss on short-term investment. (3) Other general and administrative expense for the three months and year ended December 31, 2023 primarily relates to nonrecurring professional fees paid to external consultants in connection with our business acquisitions and legal settlements, net of reimbursement from insurance carriers. Other general and administrative expense for the year ended December 31, 2022 primarily relates to nonrecurring professional fees paid to external consultants in connection with the Company's audit committee review, SEC investigation, shareholder litigation, legal settlement to a vendor and other legal matters, net of reimbursement from insurance carriers. During the three months ended December 31, 2023 and September 30, 2023, we received approximately $0 and $0.1 million, respectively, from our insurance carriers in connection with the SEC investigation and shareholder litigation. During the years ended December 31, 2023 and December 31, 2022, we received approximately $0.4 million and $10.4 million respectively, from our insurance carriers in connection with the SEC investigation and shareholder litigation. Reconciliation of Cash from Operating Activities to Free Cash Flow Three Months Ended (in thousands) December 31, 2023 September 30, 2023 Cash from Operating Activities $ 69,671 $ 118,057 Cash used in Investing Activities (71,356) (91,040) Free Cash Flow $ (1,685) $ 27,017 EXHIBIT 99.1